More Information Contact:                 (612) 678-7786
Charles Keller                            charles.r.keller@ampf.com

Stockholder Contact:                      (6120 218-3864
Chris Moran                               christopher.m.moran@ampf.com

             RiverSource Investments, LLC Completes its Acquisition
                     of J. & W. Seligman & Co. Incorporated
                        and Becomes Investment Manager of
        Seligman LaSalle International Real Estate Fund, Inc. (NYSE: SLS)


NEW YORK, NEW YORK, November 7, 2008 - Today, Seligman LaSalle International Real Estate Fund, Inc. (the "Corporation") (NYSE: SLS) announced that RiverSource Investments, LLC ("RiverSource Investments"), a subsidiary of Ameriprise Financial, Inc. ("Ameriprise Financial"), has completed its acquisition ("Acquisition") of J. & W. Seligman & Co. Incorporated, the Corporation's investment manager prior to November 7, 2008. With the Acquisition completed and stockholders of the Corporation having previously approved (at an adjourned Special Meeting) (the "Meeting") on October 28, 2008, a new investment management services agreement between the Corporation and RiverSource Investments, a new subadvisory agreement between RiverSource Investments and LaSalle Investment Management (Securities), L.P., and a new delegation agreement between LaSalle Investment Management (Securities), L.P. and LaSalle Investment Management Securities B.V. (collectively, the "Agreements"), RiverSource Investments is the new investment manager of the Corporation effective November 7, 2008 and LaSalle Investment Management (Securities), L.P. and LaSalle Investment Management Securities B.V. will continue to provide day-to-day portfolio management for the Corporation.

Although, the Corporation obtained the necessary vote to approve the Agreements at the Meeting, the Corporation did not obtain the necessary votes to elect ten directors to the Corporation's Board. The Chairman of the Corporation's Board adjourned the Meeting, with respect only to the proposal relating to the election of directors of the Corporation, to 9:30 a.m. on November 13, 2008 (the "Adjourned Meeting") at the offices of the Corporation, 100 Park Avenue, 8th Floor, New York, New York 10017.

This adjournment will provide additional time for the Corporation's solicitation of proxies to elect the Board's recommendations for directors. The director-nominees are as follows: Kathleen Blatz, Arne H. Carlson, Pamela G. Carlton, Patricia M. Flynn, Anne P. Jones, Jeffrey Laikind, Stephen R. Lewis, Jr., Catherine James Paglia, Alison Taunton-Rigby and William F. Truscott (collectively, the "Nominees"). Mses. Blatz, Carlton and Taunton-Rigby and Mr. Truscott have been nominated for election to the class of Directors whose term will expire at the annual meeting to be held in 2009, Ms. Jones and Mr. Carlson have been nominated for election to the class of Directors whose term will expire at the annual meeting to be held in 2010, and Mses. Flynn and Paglia and Messrs. Laikind and Lewis have been nominated for election to the class of Directors whose term will expire at the annual meeting to be held in 2011, and (in each case) until their successors are elected and qualify. Messrs. Leroy C. Richie and John F. Maher will continue to serve as Directors of the Corporation after the Acquisition, which would result in an overall increase from ten Directors to 12 Directors of the Corporation if the Nominees are elected at the Adjourned Meeting.

RiverSource Investments, 200 Ameriprise Financial Center, Minneapolis, Minnesota 55474, is also the investment manager of the other funds in the Seligman Group of Funds, and is a wholly-owned subsidiary of Ameriprise Financial. Ameriprise Financial is a financial planning and financial services company that has been offering solutions for clients' asset accumulation, income management and protection needs for more than 110 years. In addition to managing investments for the Seligman Group of Funds, RiverSource Investments manages investments for the RiverSource funds, itself and its affiliates. For institutional clients, RiverSource Investments and its affiliates provide investment management and related services, such as separate account asset management, and institutional trust and custody, as well as other investment products.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

Investments in real estate securities may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. You can obtain the Corporation's most recent periodic reports, when available, and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that the Corporation's investment goals/objectives will be met, and you could lose money.